                                                                                                Exhibit 99.1
         N  E  W  S     R  E  L  E  A S E

         [Logo]PHOENIX
         The Phoenix Companies, Inc.                                    [Logo] LPL
                                                                        FINANCIAL
                                                                         SERVICES
                                                                   Linsco/Private Ledger
                                                                     Member NASD/SIPC

         One American Row
         PO Box 5056                                               9785 Towne Centre Drive
         Hartford CT 06102-5056                                    San Diego, CA 92121-1968
         PhoenixWealthManagement.com                               www.lpl.com

         For:  Immediate Release

         Contacts:
         The Phoenix Companies, Inc.                               Linsco/private Ledger
         Media Relations: Andrea Budd, 860-403-6442                Media Relations: Wt Blase & Associates,
         Investor Relations: Peter A. Hofmann, 860-403-7100        Bill Blase, 212-221-1079

                             LPL TO ACQUIRE PHOENIX'S RETAIL BROKER/DEALER OPERATIONS
                                        Supports Firms' Core Businesses
                                  LPL Gains Distribution, Insurance Expertise
                                        Phoenix Focuses on Manufacturing

         HARTFORD, Conn., and SAN DIEGO, March 23, 2004 - The Phoenix Companies, Inc. (NYSE: PNX) and
     Linsco/Private Ledger (LPL Financial Services) today announced that they have signed a definitive agreement for LPL to acquire Phoenix's retail broker/dealer operations. Phoenix and LPL also will enter into a marketing agreement under which Phoenix will have the opportunity to distribute its products through LPL's representatives.
         As part of the transaction, advisors affiliated with WS Griffith Securities, Inc. ("Griffith") and
     Main Street Management Company ("Main Street") will transition to LPL as independent registered representatives. The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close on or about June 1, 2004. Terms of the transaction were not disclosed.
         "We are excited to have the opportunity to welcome Griffith's and Main Street's expert financial advisors to LPL," said Todd Robinson, chairman and chief executive officer of Linsco/Private Ledger. "We believe LPL offers these advisors an excellent platform to grow their business. In addition, this move will strengthen our ability to leverage Phoenix's life, annuity and asset management products and expertise to enhance our high-net-worth services," Mr. Robinson said.
         Dona D. Young, chairman, president and chief executive officer of The Phoenix Companies, said, "This action underscores Phoenix's continuing focus on executing its business strategy while providing
     Griffith's and Main Street's advisors the opportunity to join a dynamic, growing organization. We have had a long-

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     standing relationship with LPL, particularly in our asset management business. This agreement will allow us to broaden our product offerings and expand our support to LPL's representatives, which furthers our long-term growth strategy.
         "We are pleased that this agreement gives us the ability to continue to work with the outstanding advisors at both Griffith and Main Street, as well as to align them with such a high caliber organization," Mrs. Young added.
         Mrs. Young noted that this action essentially completes the transformation of Phoenix as a pure manufacturer of life, annuity and asset management products and services for affluent and high-net-worth individuals and enables it to focus its efforts on serving its third party advisors. The move also supports Phoenix's ongoing efforts to reduce its annualized expenses and fixed costs. The company expects to realize an annualized net pre-tax earnings benefit of $10 million or more on a generally accepted accounting practices basis. In addition, it expects to incur restructuring and transaction-related charges of approximately $8 million after tax over the first three quarters of 2004.
         Griffith has main offices in Hartford and back offices in San Diego, 22 field offices throughout the
     United States, and 747 investment advice professionals. Much of Griffith's back office in San Diego will be consolidated into LPL's back office operations, also located in San Diego. Main Street, which is based in Wallingford, Connecticut, has 270 advisors.
         The Phoenix Companies, Inc. will host a conference call today at 9:00 a.m. Eastern time to discuss the
     LPL transaction with the investment community. The conference call will be broadcast live over the
     Internet at www.PhoenixWealthManagement.com in the Investor Relations section. To listen to the live call, please go to the Web site at least fifteen minutes prior to register, download and install any necessary audio software. The call can also be accessed by telephone at 1-973-321-1020. A replay of the call will be available through April 6, 2004 by telephone at 1-973-341-3080 (passcode 4631178) and on Phoenix's Web site, www.PhoenixWealthManagement.com in the Investor Relations section.
         The Phoenix Companies, Inc. is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and asset management products and services. Phoenix has corporate offices in Hartford, Conn.
         Linsco/Private Ledger is committed to providing its representatives with the technology, research and non-proprietary investment programs needed to offer clients the highest quality of investment advice. LPL is the nation's number one independent broker/dealer,* with over 900 staff members headquartered in Boston and San Diego. LPL has over 5,100 investment professionals in branch offices throughout the United States and custodied assets in excess of $65 billion. For additional information about LPL, visit www.lpl.com.
     *Based on previous year's revenues as reported in Financial Planning magazine, June 2003.

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